ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

Wells Fargo Commercial Mortgage Trust 2017-RC1, Commercial Mortgage Pass-Through

Certificates, Series 2017-RC1 (the “Trust”)

I, Andrew Hundertmark and Grace Bodemuller-Holst, on behalf of Argentic Services Company LP, as General Special Servicer (the “Certifying Servicer”), certify to Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.      I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities between May 6, 2020 and December 31, 2020 (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement dated as of March 1, 2017 (the “Pooling and Servicing Agreement”), by and among Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, Argentic Services Company LP, as successor to LNR Partners, LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer , Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer; and

2.     To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Date: February 19, 2021

ARGENTIC SERVICES COMPANY LP, a

Delaware limited partnership

By: /s/ Andrew Hundertmark

      Name: Andrew Hundertmark

      Title:  Authorized Signatory

By: /s/ Grace Bodemuller-Holst

      Name: Grace Bodemuller-Holst

      Title:  Authorized Signatory